Exhibit 99.1

For Immediate Release

Media Contact.	Investor Relations Contact
DKC Public Relations	Viggle Inc.
Rachel Carr 212 981 5253	John C. Small 646 738 3220
Rachel_carr@dkcnews.com	john@viggle.com

VIGGLE LAUNCHES ENTERTAINMENT REWARDS APP ON WINDOWS 8 IN COLLABORATION WITH MICROSOFT

Microsoft Azure will power the app and Viggle Inc brands across platforms and devices

New York, NY – (July 15, 2014) – Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform today announced a strategic alliance with Microsoft Corp. that will extend the availability of the free Viggle app on Windows Phone 8 and Windows 8. Viggle now runs on all major mobile platforms including iOS, Android and Windows. Viggle will also use Microsoft Azure for cloud infrastructure to support the services across platforms and devices. The new Viggle app, which offers rewards for watching TV and listening to music, is free and available for download in the Windows and Windows Phone Stores. The apps will provide the same functionality as the award-winning Viggle application already available on iOS and Android. With its value to consumers and position as a leading disrupter in the television industry, Microsoft is committed to supporting Viggle and this compelling new app.

“We are constantly evaluating how to improve and expand the Viggle experience for users and our alliance with Microsoft enables us to do that on multiple levels,” said Greg Consiglio, President & COO of Viggle Inc. “We are making the experience available to some users for the first time with the Viggle app for Windows and will be working with Microsoft to utilize their cloud services platform Microsoft Azure. We expect to continue to expand our relationship over time.”

“Windows is backed by an incredible, ever-growing app ecosystem, and we’re excited to see Viggle bring its award-winning app to our marketplace,” said Steve Guggenheimer, Corporate Vice President, Developer Experience, Microsoft. “Viggle pushes the boundaries of how people use mobile devices and apps and helps people better connect with the entertainment they already love.”

The Viggle app for Windows provides users with an easy-to-use second screen to engage in entertainment all day long and receive rewards for it. Users will be able to check into TV, match music, read entertaining content, and engage with ads for points they can redeem for a wide variety of rewards, including digital media at Viggle Store. The app works by recognizing and identifying the show or music that is playing from any source and serving up the song or show name. The technology allows users to simply tap the “check in” button on the app and match a few seconds of audio to its unique audio fingerprint.

More about the Viggle app:

Viggle LIVE -- Engage with your favorite shows through real-time quizzes, polls and trivia that are delivered within Viggle and synced with what you are watching on TV.

MYGUY The Ultimate Fantasy Sports Game -- The first-of-its-kind interactive fantasy game that lets you earn real rewards for your play during professional and collegiate sports games. Choose different players throughout the game, get points every time your player scores, and earn bonus points based on your score each quarter.

Viggle MUSIC -- Anytime you’re listening to music, use Viggle to match the song to earn bonus points. Use your Viggle Points to get music downloads at Viggle Store.

Quests & Streaks Awards for Loyalty -- Quests are thematic challenges that earn you entries into sweepstakes and additional points when you check into shows under a particular category (Holiday movies and series, Fall TV Finds, Shows about Pets, etc). Streaks provide you with additional Viggle Points when you check into multiple episodes of a TV series.

Sweepstakes & Contests -- Viggle partners with major brands, TV networks and Rewards partners to offer you the opportunity to win big prizes. You can win gift cards, electronics, trips and one-of-a-kind TV experiences (trips and tickets to American Idol LIVE!, the America’s Got Talent finale and much more).

Entertainment Rewards -- All users can redeem their Viggle Points for a wide variety of rewards including electronics, products, deals, dining offers and gift cards from Papa John’s, Best Buy, Fandango and many more. Millions of song downloads are also available online at Viggle Store, with other digital media like movies, TV shows and books coming soon.

In addition to the Viggle app, Viggle Inc.’s properties include NextGuide, a personalized TV programming guide and distributed reminder platform; Wetpaint, an entertainment news and social publishing platform; and Viggle Store, an online rewards destination where members can redeem their Viggle Points for music downloads. Viggle Store is powered by Choose Digital, Viggle Inc.’s most recent acquisition. In March 2014, Viggle Inc. achieved a total reach of 20.8 million.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 4 million users. Since its launch, Vigglers have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can get entertainment rewards at Viggle Store, an online destination where users can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.